Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 (Amendment No. 2) of Seneca Biopharma, Inc. (the “Company”) of our report dated March 27, 2020, relating to the consolidated financial statements of the Company as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

February 9, 2021